UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SpartanNash Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On May 31, 2022, SpartanNash Company (the “Company”) issued a press release in connection with the Company’s 2022 Annual Meeting of Shareholders. A copy of the press release can be found below.

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Leading Independent Proxy Advisory Firm Glass Lewis Recommends

SpartanNash Shareholders Vote “FOR” SpartanNash’s Highly Qualified Director Nominees

SpartanNash Also Comments on ISS Report

Urges Shareholders to Vote “FOR” Each of SpartanNash’s Highly Qualified Director Nominees

on the WHITE Proxy Card

GRAND RAPIDS, Mich – May 31, 2022 – Food solutions company SpartanNash (the “Company”) (Nasdaq: SPTN) today announced that leading independent proxy advisory firm Glass Lewis & Co (“Glass Lewis”) has recommended that shareholders vote “FOR” all of SpartanNash director nominees on the WHITE proxy card at the Company’s 2022 Annual Meeting of Shareholders scheduled for June 9, 2022.

In its May 31, 2022 report, Glass Lewis stated:1

●	“Given the leadership changes that have already taken place at SpartanNash over the last two years, including the appointment of a new CEO in September 2020 and three new directors announced earlier this year, together with the Company’s recent encouraging financial results, we believe further deference to management and the incumbent board from shareholders is warranted at this time.”

●	“We find that the Company has delivered encouraging financial results under the current CEO, including generating total shareholder returns that compare favorably or satisfactorily with industry peers and benchmark indices, while meaningfully growing net sales and adjusted EBITDA from FY2019 to FY2021.”

●	“In our view, the incumbent board appears to be taking appropriate steps to oversee the Company and the board has been sufficiently refreshed and comprises individuals with an appropriate mix of skills and qualifications, including relevant industry experience.”

●	“…nor do we believe the Dissidents have made a compelling case that their nominees are better suited or better qualified to serve on the board than the candidates nominated by the incumbent board or that the Dissident Nominees would provide necessary experience or qualifications that are currently lacking on the board.”

1Permission to use quotations neither sought nor obtained.

●	“We also question whether the Dissident Nominees are well suited to serve as shareholder representatives on the board given that the Dissidents are relatively new shareholders of the Company, with a holding period of approximately six months, and appear to have a short-term agenda, focused on a corporate transaction or a significant sale-leaseback, that may not be aligned with the interests of other shareholders, in our view.”

Commenting on the Glass Lewis report, SpartanNash issued the following statement:

We are pleased that Glass Lewis supports voting on the WHITE proxy card to elect all nine of the Company’s highly qualified director nominees and clearly recognizes that SpartanNash has the right Board and the right strategy to continue to deliver enhanced value for shareholders. Further, Glass Lewis recognizes that Macellum and Ancora (the “Investor Group”) have not offered a sufficiently compelling case to warrant supporting their nominees and that electing their nominees would deprive SpartanNash of skills and expertise that are essential to continuing the Company’s momentum.

The SpartanNash Board has a proven track record of taking decisive, meaningful actions to transform the Company, and our preliminary first quarter financial results and raised fiscal year 2022 guidance demonstrate that our strategy is working. Further, the Company’s new long-term financial targets show a clear path for growth and continued momentum for the next several years.

Importantly, the actions the Board and management have taken are delivering outsized shareholder returns. SpartanNash’s total shareholder return has been 251% since the Board transitioned the management team in the summer of 2019i and 88% since September 2020 when Tony Sarsam was announced as CEOii. The Company has also significantly outperformed the S&P 500 over those same time periods.

Glass Lewis’s recommendation also reaffirms the Board’s conclusion that electing the Investor Group’s slate of nominees, who would bring a short-term agenda fixated on financial engineering or a sale of the Company, is not in the best interests of shareholders. The changes sought by the Investor Group are not only unwarranted but would risk the value of your investment in SpartanNash.

The Company strongly urge shareholders to follow Glass Lewis’s recommendation and vote “FOR” all of SpartanNash’s nominees on the WHITE proxy card.

SpartanNash also made the following statement in response to ISS’s May 27, 2022 report:

SpartanNash strongly believes ISS reached the wrong conclusion – ignoring or dismissing critical facts and, in some cases, misunderstanding actions taken by SpartanNash’s Board.

iSource: FactSet as of March 17, 2022; David Staples steps down as CEO on August 12, 2019

iiSource: FactSet as of March 17, 2022; Tony Sarsam announced as CEO on September 14, 2020

Importantly, ISS’s report makes only a passing mention of the Investor Group’s ill-considered and short-term agenda focused on a sale-leaseback of critical company assets or the exploration of a sale of the entire Company, and seemingly ignores the risks of harm to the Company and potential to destroy shareholder value, despite this agenda being at the center of the Investor Group’s communications to the Company and to shareholders since the dissidents launched their campaign against SpartanNash.

ISS overlooks the fact that the three directors targeted by the Investor Group – Douglas Hacker, Shan Atkins and William Voss – bring expertise critical to advancing the Company’s strategy and have been key architects in developing and overseeing the execution of the Company’s transformation, recruiting new management and refreshing the Board. Mr. Hacker, Ms. Atkins and Mr. Voss are highly qualified and have proven track records of shareholder value creation, and unseating these directors would derail SpartanNash’s momentum.

In its report, ISS inaccurately describes the Board’s recent refreshment process. The recruitment of new directors was in fact focused on bringing in skillsets and experience to support the Company’s continued growth and reflected shareholder input. The three new recently appointed directors bring industry, distribution, financial, technology and culture transformation expertise. SpartanNash also believes that when ISS notes that directors with grocery retail and food distribution experience are necessary to drive continued improvement in operational performance, it has overlooked the fact that Ms. Atkins and Mr. Voss bring such expertise.

In its report, ISS arbitrarily focused on adjusted EBITDA margins compared to SpartanNash’s peers as a key financial metric, but failed to recognize that only one of those six peers is a food distribution company and five are food retailers. Food distribution and food retailers are very different businesses with distinctly different profit models and comparing adjusted EBITDA margins of a largely food distribution company like SpartanNash to a largely food retailer is not appropriate. Importantly, ISS’s report rightly noted that “the Company’s 2025 sales target is in line with analyst expectations for growth among SpartanNash’s peers over the same period” and that “the adjusted EBITDA growth implied by the 2025 targets would surpass median industry growth rates since 2015.”

While SpartanNash disagrees with ISS’s recommendation, the Company notes that ISS has recognized the proactive steps the Company has taken to improve its performance and complimented the Board’s refreshment. In its report, ISS notes:2

“To call the company’s board insular would be unfair. Earlier this year, [SpartanNash] underwent a good-faith refresh, recruiting qualified candidates such as a sitting CEO director to mentor the company's CEO, a director with supply chain and distribution experience, and a director with a retail and human resources background. The company's TSR and valuation are broadly acceptable. The company has improved its safety record under the current CEO. These actions and attributes are not the product of accident but of concerted oversight.”

2 Permission to use quotations neither sought nor obtained.

SpartanNash urges shareholders to elect each of SpartanNash’s qualified and experienced director nominees by voting the WHITE proxy card today FOR: Douglas A. Hacker, M. Shân Atkins, Matthew Mannelly, Julien Mininberg, Jaymin Patel, Maj. Gen. (Ret.) Hawthorne L. Proctor, Pamela Puryear, Ph.D., Tony Sarsam, and William R. Voss.

Advisors

BofA Securities is serving as financial advisor to SpartanNash and Sidley Austin LLP is serving as legal advisor to SpartanNash.

About SpartanNash

SpartanNash (Nasdaq: SPTN) is a food solutions company that delivers the ingredients for a better life. As a distributor, wholesaler and retailer with a global supply chain network, SpartanNash customers span a diverse group of national accounts, independent and chain grocers, e-commerce retailers, U.S. military commissaries and exchanges, and the Company's own brick-and-mortar grocery stores, pharmacies and fuel centers. SpartanNash distributes grocery and household goods, including fresh produce and its Our Family® portfolio of products, to locations in all 50 states, in addition to distributing to the District of Columbia, Europe, Cuba, Puerto Rico, Honduras, Iraq, Kuwait, Bahrain, Qatar, Djibouti, Korea and Japan. In addition, the Company owns and operates 145 supermarkets - primarily under the banners of Family Fare, Martin's Super Markets and D&W Fresh Market - and shares its operational insights to drive innovative solutions for SpartanNash food retail customers. Committed to fostering a People First culture, the SpartanNash family of Associates is 17,500 strong and growing. For more information, visit spartannash.com.

Forward-Looking Statements

The matters discussed in this press release include "forward-looking statements" about the plans, strategies, objectives, goals or expectations of the Company. These forward-looking statements are identifiable by words or phrases indicating that the Company or management “expects,” “anticipates,” “plans,” “believes,” or “estimates,” or that a particular occurrence or event “may,” “could,” “should,” “will” or “will likely” result, occur or be pursued or “continue” in the future, that the “outlook” or “trend” is toward a particular result or occurrence, that a development is an “opportunity,” “priority,” “strategy,” “focus,” that the Company is “positioned” for a particular result, or similarly stated expectations. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date made. There are many important factors that could cause actual results to differ materially. These risks and uncertainties include the Company's ability to compete in the highly competitive grocery distribution, retail grocery and military distribution industries; disruptions associated with the COVID-19 pandemic; the Company's ability to manage its private brand program for U.S. military commissaries; the Company's ability to implement its growth strategy; the ability of customers to fulfill their obligations to the Company; the Company's dependence on certain major customers, suppliers and vendors; disruptions to the Company's information security network; instances of security threats, severe weather conditions and natural disasters; impairment charges for goodwill and other long-lived assets; the Company’s ability to successfully manage leadership transitions; the Company's ability to service its debt and to comply with debt covenants; interest rate fluctuations; changes in the military commissary system, including its supply chain, or in the level of governmental funding; product recalls and other product-related safety concerns; labor relations issues and rising labor costs; changes in government regulations; and other risks and uncertainties listed under “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company's most recent Annual Report on Form 10-K and in subsequent filings with the Securities and Exchange Commission. Additional risks and uncertainties not currently known to the Company or that the Company currently believes are immaterial also may impair its business, operations, liquidity, financial condition and prospects. The Company undertakes no obligation to update or revise its forward-looking statements to reflect developments that occur or information obtained after the date of this press release.

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement on Schedule 14A, an accompanying WHITE proxy card and other relevant documents with the SEC in connection with such solicitation of proxies from the Company’s shareholders for the Company’s 2022 annual meeting of shareholders. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders may obtain a copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the definitive proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link in the “Investor Relations” section of our website, www.spartannash.com, or by contacting SpartanNashIR@icrinc.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Contacts

Investor Contacts:

Kayleigh Campbell

Head of Investor Relations

kayleigh.campbell@spartannash.com

SpartanNashIR@icrinc.com

616-878-8354

Shareholders Contact:

Morrow Sodali

Mike Verrechia/Bill Dooley

800-662-5200

Media Contact:

Caitlin Gardner

Senior Manager, Public Relations

Caitlin.Gardner@spartannash.com

press@spartannash.com

Leigh Parrish / Nick Lamplough / Adam Pollack

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449